SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

MANOR CARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Manor Care, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
and
PROXY STATEMENT

MEETING DATE

MAY 6, 2003

YOUR VOTE IS IMPORTANT!
Please mark, date and sign the enclosed proxy card
and promptly return it to us in the enclosed envelope.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT
Notice of Annual Meeting of Stockholders
PROXY STATEMENT
Item 1 -- Election of Directors
Security Ownership of Certain Management and Beneficial Owners
Executive Compensation
Summary Compensation Table
Option/SAR Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Long-Term Incentive Plans
Long-Term Incentive Plans -- Awards in September 2002
Performance Graph
Item 2 -- Selection of Independent Public Accountants
SHAREHOLDER PROPOSALS
Item 3 -- Stockholder Proposal Regarding Classified Board
Item 4 -- Stockholder Proposal to Index Stock Options
Other Business
General Information

Manor Care, Inc.

Notice of Annual Meeting of Stockholders
May 6, 2003

       Manor Care, Inc. will hold its annual meeting of stockholders on Tuesday, May 6, 2003 at 2:00 p.m. in the auditorium of One SeaGate, Toledo, Ohio. At the meeting, we will:

•	Elect four directors for three-year terms, or until their successors are elected and qualified;

•	Vote on the selection of Ernst & Young LLP as our independent public accountants for 2003;

•	Consider two stockholder proposals; and

•	Consider any other business properly presented at the meeting.

      Only stockholders of record at the close of business on March 14, 2003 will be entitled to notice of and to vote at this meeting.

By Order of the Board of Directors,

R. Jeffrey Bixler
Secretary

April 14, 2003

***************

Whether or not you plan to attend the annual meeting of stockholders in person, please mark, date and sign the accompanying proxy and promptly return it in the enclosed envelope to ensure your representation and the presence of a quorum at the annual meeting. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

MANOR CARE, INC.

333 N. Summit St.
Toledo, Ohio 43604

PROXY STATEMENT

      This proxy statement and the accompanying proxy card are being mailed to our stockholders in connection with the solicitation of proxies by our Board of Directors for the 2003 annual meeting of stockholders to be held on Tuesday, May 6, 2003, beginning at 2:00 p.m., at One SeaGate, Toledo, Ohio, in the auditorium adjacent to the lobby, and any adjournment or postponement thereof. The mailing commenced on or about April 14, 2003.

What information does this document contain?

      This proxy statement describes the items to be voted on by our stockholders at the annual meeting, the voting process, the compensation of our directors and most highly paid executive officers, and certain other required information. We are sending a copy of our 2002 Annual Report to you at the same time as this statement.

Who can vote?

      You can vote if you were a stockholder at the close of business on the record date, March 14, 2003. We had 93,926,996 shares of common stock outstanding on March 14, 2003.

What am I voting on?

      You are voting on:

•	Election of four directors for three-year terms.

•	The selection of our independent public accountants for 2003.

•	Two stockholder proposals.

•	Any other business properly presented at the meeting.

How do I vote?

      If you hold your shares directly in your own name, you are a “stockholder of record.” This means you can vote in person at the meeting or you can complete and submit a proxy card by mail. If you hold your shares indirectly in the name of a bank, broker or other nominee, these proxy materials are being forwarded to you by your nominee with instructions describing how to vote your shares.

What is a “quorum?”

      A quorum is the number of shares that must be present to have the annual meeting. The quorum requirement for the annual meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. If you submit a valid proxy card or attend the annual meeting, your shares will be counted to determine whether there is a quorum. Abstentions and broker non-votes count toward the quorum. A “broker non-vote” occurs when a nominee (such as a bank or broker) holding shares for a beneficial owner does not have discretionary voting power and does not receive voting instructions from the beneficial owner before the meeting.

Will broker non-votes or abstentions affect the voting results?

      Although abstentions and broker non-votes count for quorum purposes, they do not count as votes for or against a proposal and will not affect the voting results.

How do I vote my 401(k) shares?

      If you hold shares through the HCR Manor Care Stock Purchase and Retirement Savings 401(k) Plan (401(k) Plan), you will receive a separate proxy card. Use this separate proxy card to instruct the plan trustee how to vote the shares allocated to your plan account. If you do not return this separate proxy card (or you submit it with an unclear voting designation, or with no voting designation at all), then the plan trustee will vote the shares in your account the same way as the majority of the other 401(k) Plan participants voted their shares. The common stock outstanding on the record date included 2,067,002 shares held by the 401(k) Plan trustee. The Manor Care, Inc. Nonqualified Retirement Savings and Investment Plan trustee has the exclusive right to vote the shares held in this plan.

Can I change my vote after I return my proxy card?

      Yes, you can revoke your proxy card by:

•	Submitting a new proxy card;

•	Giving written notice to us before the meeting that you are revoking your proxy card; or

•	Attending the meeting and voting your shares in person.

If you hold your shares indirectly in the name of a bank, broker or other nominee, the revocation must be done by your nominee in one of the first two ways described above.

Who counts the votes?

      Our transfer agent, National City Bank, tabulates the votes and acts as inspector of the election.

Is my vote confidential?

      Yes. All proxy cards and vote tabulations identifying individual stockholders are handled in a manner that protects your voting privacy.

What vote is required to approve each item?

      Election of Directors. Election of a director requires the affirmative vote of a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors. If you withhold authority to vote for all or certain nominees, your proxy will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

      Other Items. Approval of any other item requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the item.

Can I attend the meeting in person?

      Yes. If you were a stockholder of record at the close of business on March 14, 2003, you or your designated proxy may attend the meeting. We may ask that you or your proxy present valid identification upon admission.

Item 1 — Election of Directors

      Item 1 is the election of four directors to the Board of Directors. Our Board of Directors is divided into three classes. Directors hold office for staggered terms of three years. One of the three classes is elected each year to succeed the directors whose terms are expiring. The terms of the current members of Class III, Frederic V. Malek, Robert G. Siefers, M. Keith Weikel and Thomas L. Young, expire at the 2003 annual meeting. They have each been nominated by the Board of Directors to serve another term in Class III expiring in 2006. The directors in Class I are serving terms that expire in 2004, and the directors in Class II are serving terms that expire in 2005.

      The Board of Directors expects all nominees named above to be available for election and each has consented to be named as a nominee. The proxies will vote your shares to elect these four nominees unless you withhold their authority to do so on the accompanying proxy card. In case any nominee is not available, the proxies can vote your shares for a substitute nominee designated by the Board of Directors, or the vacancy will be filled in accordance with our by-laws.

      Information as to each Class III nominee and as to directors continuing in Class I and Class II follows.

The Board of Directors unanimously recommends a vote FOR each nominee.

2003 Nominees for Director: Class III — Term Expiring at the 2003 Annual Meeting of Stockholders

      Frederic V. Malek, age 66, has been one of our directors since February 1999. He served as a director of the former Manor Care, Inc., now one of our subsidiaries known as Manor Care of America, Inc. (MCA), from 1990 to September 1998. Mr. Malek has been Chairman of Thayer Capital Partners since January 1993. He is a member of our Compensation Committee. Mr. Malek is also a director of Aegis Communications Co.; American Management Systems, Inc.; Automatic Data Processing, Inc.; CB Richard Ellis; FPL Group, Inc.; Federal National Mortgage Association; Northwest Airlines; and UBS PaineWebber Mutual Funds.

      Robert G. Siefers, age 57, has been one of our directors since February 1992. Since October 1997, Mr. Siefers has been Vice Chairman of National City Corporation, Cleveland, Ohio. He is a member of our Governance Committee. He is also a director of National Processing Co., a publicly traded affiliate of National City Corporation.

      M. Keith Weikel, age 65, has been our Senior Executive Vice President and Chief Operating Officer since August 1991 and one of our directors since February 1992. He is a member of our Quality Committee.

      Thomas L. Young, age 59, has been one of our directors since August 1991. He is Executive Vice President and Chief Financial Officer of Owens-Illinois, Inc., a position he has held since March 2003. Prior to becoming Chief Financial Officer, he was Executive Vice President, Administration and General Counsel of Owens-Illinois, Inc., a position he held since 1993. He is a member of our Audit, Compensation and Governance Committees. Mr. Young is also a director of Owens-Illinois, Inc.

Continuing Directors: Class I — Term Expiring at the 2004 Annual Meeting of Stockholders

      Virgis W. Colbert, age 63, has been one of our directors since September 2002. Mr. Colbert has been Executive Vice President of Miller Brewing Company since July 1997. He is a member of our Audit Committee. Mr. Colbert is also a director of Delphi Corporation, The Manitowoc Company, Inc. and Weyco Group, Inc.

      William H. Longfield, age 64, has been one of our directors since September 1998. He was a director of MCA from 1989 to September 1998. He has been Chairman and Chief Executive Officer of C.R. Bard, Inc. since September 1995. Mr. Longfield is a member of our Compensation and Governance Committees. He is a director of C.R. Bard, Inc.; Cytyc Corporation; Horizon Health Corporation; and West Pharmaceutical Services, Inc.

      Paul A. Ormond, age 53, has been our President and Chief Executive Officer since August 1991. He was Chairman of the Board from August 1991 until September 1998 and from September 2001 to the present. Mr. Ormond is also a director of National City Corporation.

Continuing Directors: Class II — Term Expiring at the 2005 Annual Meeting of Stockholders

      Joseph F. Damico, age 49, has been one of our directors since February 2003. Mr. Damico has been the founding partner of RoundTable Healthcare Partners since February 2001. He was Executive Vice President of Cardinal Health, Inc. from March 1999 to February 2001. Mr. Damico was President and Chief Operating Officer of Allegiance Corporation from October 1995 to February 1999.

      Joseph H. Lemieux, age 72, has been one of our directors since August 1991. Mr. Lemieux has been Chief Executive Officer of Owens-Illinois, Inc., since September 1990. Mr. Lemieux has been a member of the Owens-Illinois Board of Directors since July 1984 and Chairman of that Board since September 1991. He is a member of our Compensation and Governance Committees.

      John T. Schwieters, age 63, has been one of our directors since April 2000. Mr. Schwieters has been Vice Chairman of Perseus, LLC since March 2000. He was managing partner of Arthur Andersen’s Mid-Atlantic Market Circle from 1989 to March 2000. Mr. Schwieters is a member of our Governance and Quality Committees. He is also a director of Smithfield Foods, Inc.

      Gail R. Wilensky, Ph.D., age 59, has been one of our directors since September 1998. Since January 1993, Ms. Wilensky has been a Senior Fellow at Project Hope, a not-for-profit international health education foundation. She is a member of our Audit and Quality Committees. Ms. Wilensky is also a director of Advanced Tissue Sciences, Inc.; Gentiva Health Services, Inc.; Quest Diagnostics Incorporated; Syncor International Corporation; and United HealthCare Corporation.

Compensation of Directors

      In September 2002, we modified the compensation structure for service on the Board by non-management directors. We now pay each non-management director an annual retainer fee of $35,000 and a $1,500 fee for each Board and committee meeting, except for committee chairpersons who receive a fee of $2,000 per committee meeting. We pay such fees in cash quarterly unless deferred under the Deferred Compensation Plan for Outside Directors. Management directors do not receive additional compensation for service on the Board of Directors.

      We have adopted, with stockholder approval, the Equity Incentive Plan (Plan) under which, among other provisions, each non-management director is entitled to receive stock options. Under the terms of the Plan, each non-management director receives an option to purchase 9,000 shares of common stock upon election to the Board and, after completing one year of service, an additional option to purchase 9,000 shares of common stock on the business day immediately following each annual stockholders’ meeting. The per share exercise price of each option is the fair market value of a share of common stock on the date of grant. Options granted under this plan to non-management directors are immediately exercisable. During 2002,

Messrs. Colbert, Lemieux, Longfield, Malek, Schwieters, Siefers and Young and Ms. Wilensky each received option grants under the terms of the Plan.

Board Meetings and Committees of the Board

      The Board of Directors met five times during 2002. Each director attended more than 75 percent of the total number of meetings of the Board and the committees on which each served except Mr. Lemieux. The Board of Directors currently has Audit, Compensation, Governance and Quality committees. During 2002, upon recommendation of the Governance Committee, the Board of Directors adopted a comprehensive set of Corporate Governance Guidelines, the full text of which may be found on the company’s website. In addition, the Governance Committee recommended certain amendments to the Code of Ethics for Directors to bring the previously adopted Code into compliance with the Sarbanes-Oxley Act of 2002. In September 2002, the Board approved such amendments. The amended Code of Ethics for Directors is also available on the company website. The Board also approved written charters for each committee.

      The Audit Committee’s functions and its major activities during fiscal year 2002 are described below in the Audit Committee Report. During the year, the Board confirmed that all members of the Audit Committee are independent within the meaning of the New York Stock Exchange’s current listing standards and under Section 301 of the Sarbanes-Oxley Act of 2002. The Board also reviewed and approved the Audit Committee Charter, a copy of which was included as Appendix A to our May 2001 proxy statement. The Committee consists of Ms. Wilensky and Messrs. Colbert and Young.

      The Compensation Committee of the Board of Directors consists of four independent directors who are not eligible to participate in any of our executive compensation programs. This Committee administers and regularly evaluates our executive compensation program to ensure its appropriateness in the context of our business and competitiveness with the compensation practices of other companies. From time to time, the Committee seeks the advice of independent experts in evaluating plan design, compensation levels and administration. Each year the Compensation Committee reviews and approves salaries for our executive officers. The Committee also administers the Equity Incentive Plan (which replaces the Amended Stock Option Plan for Key Employees and the Amended Restricted Stock Plan) and certain other incentive compensation plans covering executive officers. During 2002, the Compensation Committee met on two occasions. The Committee consists of Messrs. Lemieux, Longfield, Malek and Young.

      The Governance Committee held five meetings in 2002. The Governance Committee reviews the structure and operating practices of our Board of Directors and recommends changes; solicits Board of Director candidate recommendations; develops and reviews Board candidate background information; recommends candidates for Board vacancies; recommends candidates for Chairman and committee assignments; and evaluates Board, Chairman and Chief Executive Officer effectiveness. Any stockholder wishing to propose a nominee for our Board of Directors should submit a recommendation in writing to the company’s Secretary, indicating the nominee’s qualifications and other relevant biographical information and confirmation of the nominee’s consent to serve as a director. The Governance Committee consists of Messrs. Lemieux, Longfield, Schwieters, Siefers and Young.

      The Quality Committee held three meetings in 2002. The Quality Committee meets regularly with the Vice President, Director of Clinical Services and reviews information regarding the quality of care provided by our nursing centers. In fulfilling this function, the Committee regularly reviews our company’s performance on state and federal surveys, information regarding quality indicators and information regarding clinical initiatives relating to quality of care. The Committee receives and evaluates information regarding changes in the industry including changes in the regulatory environment. The Quality Committee consists of Ms. Wilensky and Messrs. Schwieters and Weikel.

Certain Relationships and Related Transactions

      During 2002, National City Corporation and certain of its subsidiaries provided us and certain of our officers with commercial banking, private banking and trust services. Mr. Ormond was a director of National City Corporation and Mr. Siefers was an executive officer of that company during 2002.

Audit Committee Report

      The Audit Committee consists of three independent directors appointed by the Board of Directors. The Committee operates under a written charter first adopted and approved by the Board in May 2000. A copy of the Audit Committee Charter was previously disclosed as Appendix A to our 2001 proxy statement.

      The Committee met formally on seven occasions during 2002, conferred by telephone conference on other occasions as necessary, and received and reviewed written information related to the Committee’s functions. During the past year, the Committee held discussions with management, our independent auditors Ernst & Young LLP, our internal auditors, our legal counsel, representatives of our corporate compliance committee and others.

      Among many other activities as noted in the Committee’s charter, the Audit Committee, on behalf of the Board, monitors our company’s financial reporting process and our system of internal controls. Management prepares our financial statements and implements our financial reporting process including our system of internal controls. Our independent auditors annually perform an independent audit of our company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and issue a report on their audit and an opinion with respect to the financial statements. Our internal auditors review and evaluate our system of internal controls and conduct audits of selected units to ensure that they operate in compliance with these controls. The independent auditors and the internal auditors report directly to the Committee regarding their activities. The corporate compliance committee administers our company’s corporate compliance program and regularly reports directly to the Committee.

      Prior to the beginning of our independent audit for 2002, the Committee discussed with our independent auditors and the internal auditors the overall scope and plans for their respective audits. These discussions focused on the principal areas of audit emphasis, the objectives related to the audits, the key accounting and reporting developments that would impact the audit plans and the primary personnel who would be involved in the audits. Following completion of the independent audit, the Committee received a written report from the independent auditors regarding the results of their audit. Our internal auditors similarly submitted a written report regarding the internal audits which were conducted throughout the year. The Committee then met with both our independent auditors and our internal auditors, with and without management present, to discuss the results of their examinations, the evaluation of our company’s internal controls and the overall quality of our company’s financial reporting. Among other items, the Committee discussed with our independent auditors the communications required by auditing standards generally accepted in the United States including the Statement on Auditing Standards No. 61 (Communication With Audit Committees). The Committee was advised that there were no serious difficulties encountered in the audit nor any material weaknesses found in the system of internal controls. The Committee also reviewed and discussed the audited consolidated financial statements with management and our independent auditors. Management represented to the Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The independent auditors advised the Committee that they were prepared to issue an unqualified opinion as of and for the year ended December 31, 2002. The Committee also received a satisfactory report from the corporate compliance committee concerning compliance activities during 2002.

      In addition, the Committee discussed with Ernst & Young LLP its independence from our company and our management, including the matters contained in written disclosures to the Committee as required by the Independence Standards Board Standard No. 1. The Committee reviewed a report from Ernst & Young LLP on that firm’s internal quality control procedures. The Committee reviewed in detail the audit and non-audit fees paid to Ernst & Young LLP during 2002 and considered the compatibility of the non-audit services with the auditors’ independence. The Committee concluded that such services did not compromise the independence of the auditors. The Committee has implemented and is in compliance with Sections 201 and 202 of the Sarbanes-Oxley Act of 2002 requiring pre-approval of all auditing and non-auditing services and prohibiting the engagement of the independent auditors for certain non-audit services. The Committee had previously adopted a policy requiring Committee approval of the engagement of Ernst & Young LLP on any non-audit matter.

      In reliance on the reviews and discussions referenced above and the report of the independent auditors including the independent auditors’ opinion with respect to the audited financial statements, the Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission. The Committee also recommended to the Board, subject to stockholder approval, the selection of Ernst & Young LLP as the company’s independent auditors for 2003.

The Audit Committee:
Thomas L. Young, Chairman
Virgis W. Colbert
Gail R. Wilensky

Security Ownership of Certain Management and Beneficial Owners

Executive Officers

      We have incorporated by reference the names, ages, offices and positions held during the last five years of each of our executive officers under the heading “Directors and Executive Officers of the Registrant” in our Annual Report which we filed pursuant to Form 10-K with the Commission on March 7, 2003.

Security Ownership of Management

      The following table shows, as of March 14, 2003, information concerning beneficial ownership of shares of our common stock by our directors individually, the persons named in the Summary Compensation Table, and our executive officers and directors as a group. Except as indicated by the notes to the table, the holders listed below have sole voting and investment power over the shares beneficially owned by them.

		Amount and Nature
	Name of	of Beneficial	Percent
Title of Class	Beneficial Owner	Ownership(1)(2)(3)	of Class

Common Stock	R. Jeffrey Bixler	248,732	(6)
Common Stock	Virgis W. Colbert	9,000	(6)
Common Stock	Joseph F. Damico	9,000	(6)
Common Stock	Nancy A. Edwards	66,095	(6)
Common Stock	Joseph H. Lemieux	83,601	(6)
Common Stock	William H. Longfield	47,214	(6)
Common Stock	Frederic V. Malek	42,514	(6)
Common Stock	Geoffrey G. Meyers	471,245 (4)	(6)
Common Stock	Paul A. Ormond	2,410,133 (5)	2.5%
Common Stock	John T. Schwieters	27,000	(6)
Common Stock	Robert G. Siefers	94,000	(6)
Common Stock	M. Keith Weikel	596,377	(6)
Common Stock	Gail R. Wilensky	36,000	(6)
Common Stock	Thomas L. Young	61,050	(6)
Common Stock	Executive Officers & Directors as a group	4,395,220	4.6%

(1)	Includes shares of restricted stock granted to certain executive officers and directors under our restricted stock plans.

(2)	Includes the following number of shares which the person has a right to acquire within 60 days of March 14, 2003 upon the exercise of options: Bixler — 79,167; Colbert — 9,000; Damico — 9,000 Edwards — 54,167; Lemieux — 54,000; Longfield — 36,000; Malek — 36,000; Meyers — 130,000; Ormond — 650,000; Schwieters — 27,000; Siefers — 81,000; Weikel — 216,667; Wilensky — 36,000; Young — 54,000; and Executive Officers and Directors as a group — 1,642,086.

(3)	Includes shares held by Ms. Edwards and Messrs. Bixler, Lemieux, Malek, Meyers, Ormond and Weikel and by all executive officers as a group, under our 401(k) savings plans, non-qualified plans and deferred compensation plans as of March 14, 2003.

(4)	Includes 110 shares held in spouse’s IRA account. Mr. Meyers disclaims any beneficial interest in the shares held in his spouse’s IRA account.

(5)	Includes 81,472 shares held by family members of Mr. Ormond and 89,286 shares held in trust for certain family members of Mr. Ormond. Mr. Ormond disclaims any beneficial interest in the shares held by family members or in trust.

(6)	Percentage of ownership does not exceed one percent of the class.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based upon a review of filings with the Securities and Exchange Commission and written representations of our directors and executive officers, we believe that all of our directors and executive officers timely filed all reports required to be filed under Section 16(a) of the Securities Exchange Act of 1934, except Mr. Ormond and Mr. Weikel who each inadvertently filed late one report covering one transaction in 2002 involving the grant of stock options under our company’s Equity Incentive Plan.

Security Ownership of Certain Beneficial Owners

      The following table sets forth, as of December 31, 2002, information with respect to any person we know to be the beneficial owner of more than 5 percent of our common stock. The information presented is based upon filings made pursuant to the Securities Exchange Act of 1934 (Act) and received by us.

		Amount and Nature
	Name of	of Beneficial	Percent
Title of Class	Beneficial Owner	Ownership	of Class

Common Stock	Gilder, Gagnon, Howe & Co. LLC	5,333,344 (1)	5.6%
	1775 Broadway, 26th Floor New York, NY 10019

Common Stock	Iridian Asset Management LLC	8,258,300 (2)	8.7%
	276 Post Road West Westport, CT 06880-4704

(1)	The information received by us in a Form 13G filed February 12, 2003 indicates that Gilder, Gagnon, Howe & Co. LLC, or Gilder, a broker or dealer registered under Section 15 of the Act, has sole voting power over 41,375 shares and shared dispositive power over 5,333,344 shares. The shares reported include 4,694,132 shares held in customer accounts over which partners and/or employees of Gilder have discretionary authority to dispose of or direct the disposition of the shares, 597,837 shares held in accounts owned by the partners of Gilder and their families, and 41,375 shares held in the account of the profit-sharing plan of Gilder.

(2)	The information received by us in a Form 13G filed February 11, 2003 from Iridian Asset Management LLC indicates that the filing was made on behalf of the following entities or individuals with shared voting and dispositive power over the shares listed: Iridian Asset Management LLC — 7,396,900 shares; The Governor and Company of the Bank of Ireland — 7,396,900 shares; IBI Interfunding — 7,396,900 shares; BancIreland/ First Financial, Inc. — 7,396,900 shares; BIAM (US) Inc. — 7,396,900 shares; COLE Partners LLC — 312,800 shares; Iridian Partners Fund, L.P. — 55,400 shares; Iridian Investors, L.P. — 46,700 shares; Iridian Private Business Value Equity Fund, L.P. — 210,700 shares; David L. Cohen — 8,258,300 shares; and Harold J. Levy — 8,258,300 shares. In addition, the Form 13G disclosed that First Eagle Fund of America holds 861,400 shares and Messrs. Cohen and Levy served as employees of First Eagle’s investment adviser as of December 31, 2002.

Executive Compensation

Summary Compensation

      The following table sets forth the annual and long-term compensation for the last three completed fiscal years for our Chief Executive Officer and our four other most highly compensated executive officers at the end of the last completed fiscal year.

Summary Compensation Table

						Long-Term Compensation

		Annual Compensation				Awards		Payouts

				Other		Restricted	Securities	Long-Term
				Annual		Stock	Underlying	Incentive
Name and Principal Position	Year	Salary	Bonus	Compensation		Awards(4)	Options (#)	Payouts

Paul A. Ormond	2002	$864,154	$1,035,000	$164,940	(1)	$—	460,000	$659,700
Chairman, President and	2001	783,846	975,000	25,614	(2)	1,818,413	979,419	630,000
Chief Executive Officer	2000	720,835	740,000	118,042	(3)	1,750,000	535,000	374,670

M. Keith Weikel	2002	548,200	530,000	12,101	(2)	—	171,803	353,250
Senior Exec. Vice President	2001	501,923	500,000	15,480	(2)	962,500	350,005	337,500
And Chief Operating Officer	2000	463,246	395,000	11,911	(2)	875,000	364,500	198,375

Geoffrey G. Meyers	2002	426,885	290,000	34,754	(2)	—	90,000	192,150
Exec. Vice President	2001	390,538	275,000	36,742	(2)	673,750	181,841	183,750
and Chief Financial Officer	2000	360,073	215,000	27,258	(2)	700,000	248,944	99,820

R. Jeffrey Bixler	2002	304,531	180,000	6,670	(2)	—	60,000	117,900
Vice President and General	2001	278,877	170,000	8,075	(2)	481,250	75,000	112,500
Counsel	2000	257,589	130,000	6,697	(2)	525,000	160,000	63,135

Nancy A. Edwards	2002	238,477	115,000	—		—	25,000	—
Vice President, General	2001	218,142	110,000	—		—	25,000	—
Manager	2000	201,500	92,000	—		—	45,000	39,963

[Additional columns below]

[Continued from above table, first column(s) repeated]

All Other
Name and Principal Position	Compensation(5)

Paul A. Ormond	$78,763
Chairman, President and	64,986
Chief Executive Officer	49,170

M. Keith Weikel	61,288
Senior Exec. Vice President	52,747
And Chief Operating Officer	45,872

Geoffrey G. Meyers	29,107
Exec. Vice President	24,656
and Chief Financial Officer	25,198

R. Jeffrey Bixler	19,194
Vice President and General	18,415
Counsel	16,493

Nancy A. Edwards	14,352
Vice President, General	12,252
Manager	11,160

(1)	Represents reimbursement for the payment of taxes of $82,470 and perquisites and other personal benefits of $82,470. The item that exceeds 25 percent of the total perquisites and other personal benefits was personal use of our airplane of $55,172.

(2)	Represents reimbursement for the payment of taxes. The aggregate incremental cost of perquisites and other personal benefits provided to the executive was less than the minimum required for disclosure under the rules of the Securities and Exchange Commission.

(3)	Represents reimbursement for the payment of taxes of $59,303 and perquisites and other personal benefits of $58,739. The items that exceed 25 percent of the total perquisites and other personal benefits include personal use of our airplane of $20,975 and legal services of $20,925.

(4)	Represents the value of restricted stock awards made to the named individuals based on the share price at the date of grant. Restrictions on the sale or encumbrance of the restricted shares lapse at retirement. Each holder of restricted stock has the same rights as a stockholder including the right to vote the shares and to receive all dividends or other distributions paid or made regarding the shares. At December 31, 2002, Messrs. Ormond, Weikel, Meyers and Bixler held 325,000, 175,000, 135,000 and 100,000 shares of restricted stock having a value of $6.05 million, $3.26 million, $2.51 million and $1.86 million, respectively, based on a share price of $18.61 on December 31, 2002.

(5)	The amounts disclosed in this column for 2002 include (a) matching contributions we made to our Senior Management Savings Plan, a non-qualified defined contribution plan, on behalf of Messrs. Ormond,

Weikel, Meyers and Bixler and Ms. Edwards in the amounts of $55,175, $31,446, $12,807, $10,659 and $10,454, respectively; and (b) the dollar value of premiums paid for life insurance (after tax gross-up) for Messrs. Ormond, Weikel, Meyers and Bixler and Ms. Edwards in the amounts of $23,588, $29,842, $16,300, $8,535 and $3,898, respectively.

Option Grants

      The following table sets forth information on stock option grants during 2002 pursuant to our Equity Incentive Plan for the individuals named in the Summary Compensation Table. We do not maintain a stock appreciation rights plan covering executive officers.

Option/ SAR Grants in Last Fiscal Year

	Individual Grants(1)

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to
	Options	Employees in	Exercise	Expiration	Grant Date
Name	Granted(#)	2002	Price	Date	Present Value(2)

Paul A. Ormond	400,000	22.9%	$19.22	2/6/12	$3,204,000
	60,000	3.4%	19.95	12/9/02	47,400

M. Keith Weikel	150,000	8.6%	19.22	2/6/12	1,201,500
	21,803	1.2%	20.03	12/9/02	17,224

Geoffrey G. Meyers	90,000	5.1%	19.22	2/6/12	720,900

R. Jeffrey Bixler	60,000	3.4%	19.22	2/6/12	480,600

Nancy A. Edwards	25,000	1.4%	19.22	2/6/12	200,250

(1)	Each grant with an exercise price of $19.22 provides that the option is not exercisable until three years following the grant date at which time the option becomes fully exercisable. Each grant with an exercise price of other than $19.22 is immediately exercisable pursuant to the Additional Option feature of the applicable option agreement.

(2)	Represents an estimate of option values at grant date by using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 0 percent; expected volatility of 40 percent; risk-free rate of return of 4.07 percent; and expected life of 4.5 years.

Aggregated Option Values

      The following table shows options exercised during the last fiscal year by the individuals named in the Summary Compensation Table and the aggregate dollar value of unexercised options held at the end of the last fiscal year by those individuals. The value is based upon a share price of $18.61.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired		Options at December 31, 2002		at December 31, 2002
	on	Value
Name	Exercise (#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul A. Ormond	90,000	$940,050	650,000	1,375,000	$687,300	$4,353,750

M. Keith Weikel	30,000	309,750	216,667	733,333	229,100	3,483,000

Geoffrey G. Meyers	18,000	185,850	130,000	460,000	137,460	2,322,000

R. Jeffrey Bixler	9,000	94,275	79,167	298,333	68,730	1,741,500

Nancy A. Edwards	3,750	36,881	54,167	103,333	57,275	522,450

Long-Term Incentive Plans

      Certain individuals named in the Summary Compensation Table are covered by our Performance Award Plan (PAP) under which eligible employees receive a cash award payable at the end of the three-year period specified in the award. The total amount of any award payable at the end of an award period is determined by our Compensation Committee and is based upon performance criteria established at the beginning of the period. Award payouts for the 2003-2005 award periods will be based on the compound annual growth rate in earnings per share of common stock over the period.

Long-Term Incentive Plans — Awards in September 2002

	Performance
	or Other	Estimated Future Payouts
	Period Until	Under Non-Stock Price-Based Plans
	Maturation
Name	or Payout	Threshold	Target	Maximum

Paul A. Ormond	2003-2005	$258,000	$516,000	$774,000

M. Keith Weikel	2003-2005	136,500	273,000	409,500

Geoffrey G. Meyers	2003-2005	74,375	148,750	223,125

R. Jeffrey Bixler	2003-2005	45,450	90,900	136,350

Retirement Plans

      The following table illustrates the estimated combined annual retirement benefits which would be provided under our Pension Plan, a qualified defined benefit plan (Pension Plan), and our Senior Executive Retirement Plan, a non-qualified defined benefit plan (SERP), in various average earnings classifications upon normal retirement at age 65:

	Years of Credited Service
High Three-Year
Average Earnings	5	10	15	20	25	30	35

$400,000	27,300	54,500	81,800	109,000	136,300	163,500	190,800
800,000	55,800	111,700	167,500	223,300	279,100	335,000	390,800
1,200,000	84,400	168,800	253,200	337,600	422,000	506,400	590,800
1,600,000	113,000	225,900	338,900	451,900	564,800	677,800	790,800
2,000,000	141,500	283,100	424,600	566,200	707,700	849,200	990,800
2,400,000	170,100	340,200	510,300	680,400	850,600	1,020,700	1,190,800
2,800,000	198,700	397,400	596,100	794,700	993,400	1,192,100	1,390,800
3,200,000	227,300	454,500	681,800	909,000	1,136,300	1,363,500	1,590,800

      The benefits illustrated in the above table are calculated on a straight-life annuity basis. In accordance with the provisions of the Pension Plan and the SERP, the table reflects the greater of the regular benefit under current provisions of the plans and the “grandfathered” benefit under the formula in effect prior to January 1, 1989. The regular benefit does not contain an offset for social security or other benefits, but the “grandfathered” benefit does contain a partial offset for social security benefits.

      At December 31, 2002, Messrs. Ormond, Weikel, Meyers and Bixler and Ms. Edwards had, respectively, total credited service under the Pension Plan and the SERP of 29 years, 16 years, 35 years, 20 years and 23 years. Annual covered compensation includes base salary and amounts earned under the Annual Incentive Award Plan and our Performance Award Plan. The covered compensation for 2002 does not differ substantially from that set forth in the Salary, Bonus and Long-Term Payout columns in the Summary Compensation Table.

Executive Employment Agreements

      We have entered into severance or employment agreements with certain of our executive officers, including the executive officers listed in the Summary Compensation Table, that entitle such officers to receive their base salaries and to participate in our designated benefit plans. Each agreement also provides that the officer’s base salary may be adjusted periodically and that we may at any time adjust or terminate benefit plans in which the officer is entitled to participate so long as no vested or accrued benefit is adversely affected. The agreements provide that the officer’s employment is not for any specified term and may be terminated at any time. If an officer is terminated other than for “cause” (as defined in the agreements), we would continue to pay the officer’s base salary for one year except in the case of Messrs. Ormond, Weikel, Meyers and Bixler, in which cases salary would continue as described below.

      In addition to the foregoing provisions, the severance agreements of Messrs. Ormond, Weikel, Meyers and Bixler also provide for an initial three-year term of employment with automatic one-year renewals unless prior notice of termination is given by either party. In addition, the agreements generally provide severance benefits equal to three years aggregate cash compensation (as defined in the agreements) if the executive’s employment is terminated following certain corporate transactions other than for cause or due to death or disability, or under limited circumstances if the executive voluntarily terminates his employment. If the executive is terminated not following a corporate transaction, he would be entitled to salary continuation for three years.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      The Compensation Committee consists of Messrs. Lemieux, Longfield, Malek and Young, none of whom was an officer or employee of our company or any of our subsidiaries during the fiscal year.

Compensation Committee Report

      Compensation Policies Applicable to Executive Officers. Our executive compensation program’s main objective continues to be enhancement of stockholder value over the long term. Accordingly, the Compensation Committee has designed our company’s compensation program to (1) strongly compete within the health care industry generally and with the compensation policies of other publicly held companies of comparable size and complexity; (2) provide major incentives directly linked to increases in recognized measures of stockholder value; and (3) reward superior performance as measured by financial and non-financial factors.

      During 2002, the Committee continued to administer our compensation program for executive officers consistent with the foregoing objectives. The Committee’s judgments regarding the compensation for each executive were based not only upon achievement of performance goals under various plans and programs but also upon an assessment of the executive’s leadership skill, commitment to company objectives and potential to enhance shareholder value over the long term. The Committee believes that the stability and continuity in the senior executive officer ranks of our company, including among the individuals named in the Summary Compensation Table, as well as the overall performance of the company relative to our peer companies, demonstrates the success of the compensation program in meeting its objectives. The Committee will continue monitoring executive compensation developments and the effectiveness of our program and will consult with its outside compensation consultants, Watson Wyatt International, as appropriate.

      Annual Incentive Plan. The Committee has the responsibility for determining the level of payouts under our Annual Incentive Plan. In making that determination for 2002, the Committee recognized the unique challenges presented by the health care environment today, particularly with the decline in Medicare reimbursement in the fourth quarter, the ongoing Medicaid funding issues for many of the states in which we operate, the persistent shortage of qualified health care personnel and the continuing burdens of a tort compensation system which is severely out of balance. In this context, the Committee analyzed and considered several specific accomplishments during the year which enhanced stockholder value. These achievements included the following: (1) revenue growth of 7.8% despite the drop in Medicare reimbursement rates; (2) a 22% increase in earnings per share, without unusual gains or charges; (3) significant improvements in major operating statistics over the prior year; (4) completion of significant acquisition and construction projects; (5) continuation of excellent cash flow; and (6) maintaining a solid balance sheet and an investment grade rating. The Committee also determined that the quality of care in our nursing centers, as measured by survey compliance and other quality indicators, remained at a high level during 2002. These performance achievements can be contrasted with those of other long-term care companies, many of whom have recently emerged from bankruptcy, have announced intentions to file bankruptcy or are in serious financial situations. In the view of our Committee, these achievements in this environment justified payouts under the Annual Incentive Plan significantly above target levels.

      Salary Reviews. The Committee approved annual salary increases for the named executives and certain other corporate officers effective in September 2002. In making these adjustments, the Committee considered primarily competitive information, past individual performance as measured by both qualitative and quantitative factors and the individual’s potential for making significant contributions to our company’s future performance. In addition, the Committee considered our company’s overall performance in making the salary adjustments.

      Performance Award Plan. The Committee believes that participation in the Performance Award Plan remains appropriate for Messrs. Ormond, Weikel, Meyers and Bixler and is an important component of their overall compensation plan. The Performance Award Plan links cash incentives to long-term increases in stockholder value. Under the Performance Award Plan, eligible employees receive a cash award payable at the end of the three-year period specified in the award. The Committee determines the total amount of the award payable at the end of an award period based upon performance criteria established at the beginning of the period. For the 2000-2002 award period, the Committee approved Performance Award Plan payouts based upon actual EPS growth during the award period as adjusted for certain unusual items. The amounts of these payouts appear in the Summary Compensation Table under the column Long-Term Incentive Payouts.

      Compensation of Chief Executive Officer. The compensation policies described above also apply to our Chief Executive Officer’s compensation. The Committee determines our CEO’s salary level and all awards and grants to our CEO under our compensation program’s incentive components. Our CEO’s overall compensation package recognizes that the CEO bears primary responsibility for increasing the value of stockholders’ investments. Accordingly, a substantial portion of our CEO’s compensation is incentive-based, providing greater compensation as direct and indirect financial measures of stockholder value increase. The Committee also believes that the complex health care environment in which our company currently operates requires a high degree of leadership, innovation and prudent risk-taking in order to meet and sustain corporate objectives for increasing stockholder value. Accordingly, the Committee structures and administers our CEO’s compensation to motivate and reward our CEO’s successful exercise of these entrepreneurial skills.

      Our CEO’s compensation for 2002 was directly related to the overall performance of our company as measured by the several factors identified above. Our CEO’s performance in leading our company to meet the numerous challenges and opportunities presented to it can also be measured by our company’s performance relative to substantially all other companies in the industry. Our CEO’s compensation continued to reflect specifically: (1) the high level of care maintained in our nursing centers and the continued emphasis on quality among all employees; (2) our operating results for 2002 which delivered improvements or growth in several important areas; (3) our senior management team’s commitment, dedication and continued strong performance; and (4) related qualitative factors.

      Policy Related to Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986 denies a deduction to any publicly held corporation for compensation paid to the CEO and the other four most highly compensated officers, as of the end of a fiscal year, to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993, subject to an exception for “performance-based compensation.” It is the Committee’s policy to take the necessary steps, including appropriate plan amendments, to qualify compensation paid to executive officers for deductibility to the extent that so qualifying the compensation is not inconsistent with our company’s fundamental compensation policies. In furtherance of this policy, the stockholders previously approved amendments to the Performance Award Plan, the Amended Stock Option Plan for Key Employees and the Amended Restricted Stock Plan to satisfy Section 162(m)’s performance-based compensation requirements. The Equity Incentive Plan has also been approved by the stockholders and includes provisions which, when implemented, the company believes would satisfy Section 162(m)’s performance-based compensation requirements. The Committee continues to monitor developments on this subject and will take further action as may be appropriate.

The Compensation Committee:
Joseph H. Lemieux, Chairman
William H. Longfield
Frederic V. Malek
Thomas L. Young

Performance Graph

      The graph below compares the total return on an investment in our common stock to the cumulative total return for a broad market index (the Standard & Poor’s 500 Stock Index) and to the cumulative total return for an index comprising a peer group of companies(1). The indices reflect the year-end market value of an investment in the stock of each company in the index, including additional shares assumed to have been acquired with cash dividends, if any.

      The graph assumes a $100 investment on December 31, 1997, in the stock of Health Care and Retirement Corporation (now known as Manor Care, Inc.) at a price of $40.25 per share. The graph also assumes investments on the same date of $100 each in the S&P 500 and the companies comprising the peer group index.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

	1997	1998	1999	2000	2001	2002
Manor Care, Inc.	$100.00	$72.98	$39.75	$51.24	$58.91	$46.24
Peer Group Index	$100.00	$54.61	$14.14	$16.47	$16.79	$5.56
S&P 500	$100.00	$128.58	$155.63	$141.46	$124.66	$97.11

(1)	The peer group index is based on the total return for investments in the common stock of Beverly Enterprises, Inc., Integrated Health Services, Inc., Vencor, Inc., Genesis Health Ventures, Inc. and Alterra

Healthcare Corporation. During 2001 Genesis Health Ventures and Vencor emerged from chapter 11 bankruptcy protection (Vencor in the name Kindred Healthcare, Inc.). Because none of the pre-bankruptcy common stockholders received any shares of these post-bankruptcy companies, the investment values of investments in these companies that commenced in 1996 have been reduced to zero. Therefore, no post- bankruptcy values are reflected in the index for these firms.

Item 2 — Selection of Independent Public Accountants

      Item 2 is a proposal for you to ratify the selection of our independent accountants for 2003. Upon the recommendation of the Audit Committee and subject to ratification by our stockholders, our Board of Directors selected Ernst & Young LLP as our independent public accountants for the fiscal year ending December 31, 2003. If the stockholders do not ratify the appointment of Ernst & Young LLP, our Audit Committee and Board of Directors will reconsider the appointment. Representatives of Ernst & Young LLP will attend the annual meeting to respond to appropriate questions and convey to stockholders any other information they feel is relevant.

Audit Fees

      The fees billed to us by Ernst & Young LLP for the last two fiscal years were:

	2002	2001

Audit fees	$759,000	$859,600

Audit-related fees	$97,176	$51,500

Tax fees	$615,370	$483,840

All other fees	$0	$1,555,488

      The fees are included in the appropriate category based on the newly adopted SEC rules. Audit fees include professional services for the annual audit of our financial statements, review of our financial statements included in our quarterly reports on Form 10-Q, comfort letters to underwriters and audits of financial statements of certain affiliated entities or partnerships. Audit-related fees include audits of our employee benefit plans and consultation on financial accounting and reporting matters. Tax fees include professional services for tax compliance, tax advice and tax planning. All other fees include litigation support services performed by Ernst & Young LLP on a single matter which commenced in 1999 and concluded in 2001.

      Our Audit Committee concluded that the engagement of Ernst & Young LLP on these non-audit matters did not affect the independence of Ernst & Young LLP. In January 2002, the Committee adopted a policy requiring pre-approval of the engagement of Ernst & Young LLP on any non-audit matter. Following the passage of the Sarbanes-Oxley Act, the Committee modified this policy to comply with Sections 201 and 202 of that Act so that certain activities specified in Section 201 may not be undertaken regardless of Committee approval. Requests for pre-approval of permitted non-audit services will be submitted to the Committee by management together with estimated fees for such services and the timeframe for the completion of the work. The Committee will consider any such request at a meeting of the Committee and may request input from Ernst & Young LLP on the nature, scope and costs of such services.

The Board of Directors unanimously recommends a vote FOR the adoption of the proposal.

SHAREHOLDER PROPOSALS

      Our company has been notified that two stockholder proposals will be presented for consideration at the annual meeting. The address and stock ownership of each of the proponents identified below will be furnished promptly to any person by making a written or oral request to our corporate secretary.

Item 3 — Stockholder Proposal Regarding Classified Board

      Submitted on behalf of the New York City Employees’ Retirement System by William C. Thompson, Comptroller of the City of New York:

BE IT RESOLVED, that the stockholders of Manor Care, Inc. request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

SUPPORTING STATEMENT OF STOCKHOLDER

We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.

      The Manor Care Board of Directors unanimously recommends a vote AGAINST this proposal for the following reasons:

      Our Board of Directors believes that the classified board provides important benefits to Manor Care and our stockholders. The classified board helps provide continuity and stability in the oversight of our company by assuring that a majority of the directors at any given time will have significant experience with the business affairs and operations of our company. A classified board reduces the possibility of a sudden and disruptive change in the composition of our Board with the corresponding potential for abrupt changes in strategy, policies and business relations. Our Board believes that the continuity and experience resulting from a classified board enhances long-term strategic planning and thereby promotes the long-term success of our company.

      Our Board does not believe that the classified board minimizes accountability of our directors to the stockholders. The classified board actually provides a strong balance in our company’s governance. The classified board affords stockholders the opportunity to change up to one-third of the Board annually if they are not satisfied, while at the same time ensuring that the majority of directors at any given time will have important experience in our business and affairs, which are subject to complex regulations promulgated by both federal and state governments.

      The classified board would also serve important stockholder interests in the event of an unsolicited effort to gain control of our company inexpensively through a proxy contest which provides no immediate benefit to stockholders, instead of through a fully valued tender offer with respect to which each stockholder can reach their own conclusions. Because at least two annual meetings would generally be required to achieve a change in control of our Board, the classified board gives incumbent directors the time and leverage necessary to review any takeover proposal, to negotiate more favorable terms for stockholders and to consider alternate proposals and strategies.

      Approval of this proposal would not automatically eliminate the classified board, but would be a recommendation to the Board that it propose to stockholders an amendment to Manor Care’s Articles of Incorporation to eliminate the classified board. Under our Articles of Incorporation, an amendment to eliminate the classified board would require the approval of at least 80% of the outstanding shares of common stock. This proposal, however, requires the approval of only a majority of the votes cast at the annual meeting.

      For these reasons, the Board of Directors recommends a vote AGAINST this proposal, and your proxy will be so voted if the proposal is presented unless you specify otherwise.

Item 4 — Stockholder Proposal to Index Stock Options

Submitted on behalf of the Teamsters Affiliates Pension Plan by C. Thomas Keegel, Trustee:

RESOLVED:

That the shareholders of Manor Care, Inc. (“the Company”) request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company’s stock price performance exceeds the peer group performance level.

STATEMENT OF SUPPORT:

As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. The resolution requests that the Company’s Board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company’s proxy statement to compare 5 year stock price performance.

Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans, such as that advocated in this resolution.

We urge your support FOR this important governance reform.

      The Manor Care Board of Directors unanimously recommends a vote AGAINST this proposal for the following reasons:

      Our Board of Directors believes that the inadvisability of this proposal is well-demonstrated by referring to the effect this proposal would have had on option exercise prices if the proposal had been in effect for the five years covered by the performance graph appearing in this proxy statement at page 16. Our company has clearly and dramatically outperformed our peer group of companies for the five-year period reflected in the graph. (In fact, our company has outperformed its peer group for every year since performance graphs were first presented in our proxy statements.) Since 1999, five of the seven largest publicly-traded long-term care companies have filed bankruptcy proceedings causing dramatic declines in stock prices and the elimination of equity value in all such companies who have emerged from bankruptcy. Therefore, the effect of this stockholder proposal, suggesting that stock option exercise prices be repriced based on performance against a peer index, would have been to decrease significantly the exercise prices of options issued in that period. The resulting benefit to the executives would not have been shared by the stockholders. The interests of the executives and the stockholders would be de-coupled.

      Our Board believes that our Equity Incentive Plan (Plan) has been designed to create a strong link to increases in stockholder value over the long-term. The Plan was approved by a substantial majority of our stockholders in May 2001. The Plan was recommended, and is now administered, by our Compensation Committee which is composed entirely of independent directors. The Plan provides that option exercise prices shall be the fair market value of a share of stock on the date the option is granted. Options granted to executive officers are not exercisable for three years after grant and have a ten-year life. Repricing of stock options is expressly prohibited by the terms of the Plan.

      Our Board of Directors believes that the Plan provides incentives to our executive officers that are competitive with our peer group of companies and with other companies of comparable size and market value. Because stock options issued under the Plan only have value if the stock price appreciates following the date of grant, executives’ interests are linked directly to those of our stockholders.

      In addition, our stockholders should be aware that implementation of this proposal would potentially disqualify Manor Care’s stock options as performance-based compensation under Internal Revenue Code

Section 162(m), thereby limiting the deductibility of compensation attributable to options to the ultimate disadvantage of the stockholders. To the extent that the exercise price of a stock option is less than the fair market value of the stock on the date of grant of the stock option, compensation arising from the exercise would not qualify as performance-based compensation under Section 162(m) and, thus, would be includable as compensation subject to the limits on deductibility. Implementation of the proposal could result in denial of tax deductibility of compensation expense arising from stock option exercises by senior executives.

      For these reasons, the Board of Directors recommends a vote AGAINST the proposal, and your proxy will be so voted if the proposal is presented unless you specify otherwise.

Other Business

      As of the date of this proxy statement, we know of no other matters to be presented for your consideration at the annual meeting. However, if other matters are properly presented for a vote at the meeting, the proxy holders will vote on such matters in the manner they consider to be in your and the other stockholders’ best interests. All proposals to be voted upon by stockholders at the meeting require a majority vote of common stock represented at the meeting in person or by proxy.

General Information

Solicitation Costs

      We will pay the cost of preparing and mailing this proxy statement and other costs of the proxy solicitation. We have retained Mackenzie Partners, Inc., 156 Fifth Ave., New York, NY to assist us in the solicitation. For these services, we will pay Mackenzie Partners a fee not to exceed $8,500 and reimburse it for reasonable out-of-pocket disbursements and expenses. Certain of our officers and employees may also solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations, but we will pay no additional remuneration for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone and telegram. We have also made arrangements with brokerage firms and others to forward proxy solicitation materials to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

Stockholder Proposals for 2004 Annual Meeting

      Any stockholder submitting a proposal for inclusion in our proxy statement for our 2004 annual meeting must ensure our receipt of the proposal no later than December 14, 2003. Any stockholder bringing a proposal before the 2004 annual meeting that is not in our proxy statement for that meeting must deliver the proposal to us not less than 60 days and not more than 90 days prior to the date of the annual meeting. If, however, we give less than 70 days notice or prior public disclosure of the date of the annual meeting, we will consider notice of a stockholder’s submission timely if we receive it within 10 days of the date on which we first mail or publicly disclose the date of the annual meeting. Please send all proposals to R. Jeffrey Bixler, Vice President, General Counsel and Secretary, Manor Care, Inc., 333 N. Summit St., Toledo, Ohio 43604.

By Order of the Board of Directors,

R. Jeffrey Bixler, Secretary

Toledo, Ohio
April 14, 2003

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

FOLD AND DETACH HERE

Proxy	MANOR CARE, INC.	Proxy

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Paul A. Ormond, Geoffrey G. Meyers and R. Jeffrey Bixler and each of them, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated herein, all shares of common stock of Manor Care, Inc. held of record by the undersigned on March 14, 2003, at the Annual Meeting of Stockholders to be held on May 6, 2003, or at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Items 1 and 2 and AGAINST Items 3 and 4. Items 1 and 2 have been proposed by the registrant. Items 3 and 4 have been proposed by separate stockholders.

The Board of Directors recommends a vote FOR Items 1 and 2.

The Board of Directors recommends a vote AGAINST Items 3 and 4.

(Continued and to be signed on reverse side.)

FOLD AND DETACH HERE

(Continued from the other side)

1. ELECTION OF DIRECTORS: CLASS III   For All  ☐  Withhold All  ☐

Nominees: 01-Frederic V. Malek, 02-Roberrt G. Siefers, 03-M. Keith Weikel and 04-Thomas L. Young

   FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW             ☐

2. RATIFY SELECTION OF ERNST & YOUNG LLP AS AUDITORS.

☐   FOR     ☐  AGAINST     ☐  ABSTAIN

  THE BOARD RECOMMENDS A VOTE AGAINST ITEMS 3 AND 4

3. APPROVE STOCKHOLDER PROPOSAL REGARDING CLASSIFIED BOARD

☐   FOR     ☐  AGAINST     ☐  ABSTAIN

4. APPROVE STOCKHOLDER PROPOSAL REGARDING STOCK OPTIONS

☐ FOR ☐ AGAINST ☐ ABSTAIN	In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated ____________, 2003

__________________________________________
Signature

__________________________________________
Signature, if held jointly

Proxy	MANOR CARE, INC.	Proxy

HCR Manor Care Stock Purchase and Retirement Savings 401(k) Plan

The undersigned hereby authorizes and instructs The Bank of New York, Trustee under the HCR Manor Care Stock Purchase and Retirement Savings 401(k) Plan, to vote in person or by proxy the full common shares of Manor Care, Inc. credited to my account under the Manor Care, Inc. Stock Fund as of March 14, 2003, if any, at the Annual Meeting of Stockholders to be held on May 6, 2003, or at any adjournment thereof.

When properly executed, this proxy will be voted in the manner directed on the reverse side of this card by the undersigned stockholder. If no direction is made, this proxy will be voted by the Trustee in accordance with the instructions received with respect to a majority of shares in the Manor Care, Inc. Stock Fund.

The Board of Directors recommends a vote FOR Items 1 and 2.
Items 1 and 2 have been proposed by the registrant.

The Board of Directors recommends a vote AGAINST Items 3 and 4.
Items 3 and 4 have been proposed by separate stockholders.

(Continued and to be signed on reverse side.)

To change your address, please mark this box ☐	MANOR CARE, INC. P.O. BOX 11114 NEW YORK, N.Y. 10203-0114

To include any comments, please mark this box ☐

— DETACH PROXY CARD HERE —

☐	Please mark, sign, date and return the proxy card promptly using the enclosed envelope.			☒ Votes must be indicated (x) in Black or Blue ink.

1.	Election of Directors: Class III

	FOR all nominees ☐ listed below	WITHHOLD AUTHORITY to ☐ vote for all nominees listed below		*EXCEPTIONS ☐

Nominees: 01 — Frederick V. Malek, 02 — Robert G. Siefers, 03 — M. Keith Weikel and 04 — Thomas L. Young
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).

*Exceptions

		FOR	AGAINST	ABSTAIN

2.	Ratify selection of Ernst & Young LLP as auditors.	☐	☐	☐

The Board recommends a vote AGAINST Items 3 and 4

3.	Approve stockholder proposal regarding classified board.	☐	☐	☐

4.	Approve stockholder proposal regarding stock options.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

SCAN LINE

Date	Share Owner sign here